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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

SEC File No:  000-19406

                                  (CHECK ONE):
/ / Form 10-K and Form 10-KSB  / / Form 20-F  /X/ Form 11-K / / Form 10-Q and
    Form 10-QSB
/ / Form N-SAR

         For Period Ended:  December 31, 1998
         / / Transition Report on Form 10-K
         / / Transition Report on Form 20-F /
         / / Transition Report on Form 11-K
         / / Transition Report on Form 10-Q
         / / Transition Report on Form N-SAR

         For the Transition Period Ended:.....................................
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READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT OR TYPE.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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         If the  notification  relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
 ..............................................................................
 ..............................................................................
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PART I -- REGISTRANT INFORMATION
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       Full Name of Registrant:  Zebra Technologies Corporation

       Former Name if Applicable

       .......................................................................

         Address of Principal Executive Office (STREET AND NUMBER)

         333 Corporate Woods Parkway, Vernon Hills, Illinois  60061
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PART II -- RULES 12b-25(b) AND (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

/X/     (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

/X/     (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

/ /     (c)  The accountant's statement or other exhibit required by Rule
12b-25(c) has been attached if applicable.
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PART III -- NARRATIVE
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State below in reasonable detail the reasons why Form 10-K and Form 10-KSB,
20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

         The Registrant is unable to timely file its Annual Report on Form 11-K with respect to its Profit Sharing and Savings Plan because certain information, essential to the completion of the Plan audit, was not provided by the Plan's former custodian to the auditors on a timely basis. The Report will be filed promptly upon completion of the audit and in no event later than July 14, 1999.
                                                 (Attach Extra Sheets if Needed)
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PART IV -- OTHER INFORMATION
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         (1) Name and telephone number of person to contact in regard to this notification

             (Name)                      (Area Code)   (Telephone Number)
             Jeff Carroll                   (847)           634-6700

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                             /X/ Yes     / / No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

Not applicable; the report does not include a statement of earnings
                                                             / / Yes     / / No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                  (Name of Registrant as specified in charter)
                         Zebra Technologies Corporation

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 30, 1999                    By: /s/ Edward Kaplan
                                           -----------------------------------
                                                    Edward Kaplan
                                               Chief Executive Officer


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.